Exhibit 99B.I

                                 Law Offices of
                      Paul, Hastings, Janofsky & Walker LLP
                             555 South Flower Street
                          Los Angeles, California 90071
                            Telephone (213) 683-6000
                            Facsimile (213) 627-0705

                                November 5, 2001

PIC Investment Trust
300 North Lake Avenue, Suite 1200
Pasadena, California 91011

Ladies and Gentlemen:

     We have acted as legal counsel to PIC Investment Trust, a Delaware business trust (the "Trust"), in connection with Post-Effective Amendment No. 42 (the "Post-Effective Amendment") to the Trust's Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the "Registration Statement") and relating to the issuance by the Trust of an indefinite number of shares of beneficial interest (the "Shares") of an additional series of the Trust, the PIC Twenty Portfolio Institutional Class (the "Fund").

     In connection with this opinion, we have assumed the authenticity of all records, documents and instruments submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons, and the conformity to the originals of all records, documents, and instruments submitted to us as copies. We have based our opinion on the following:

     (a) the Trust's Agreement and Declaration of Trust dated December 11, 1991, as amended, and the Trust's Certificate of Trust filed with the Secretary of State of Delaware, as amended;

     (b)  the By-laws of the Trust, as amended;

     (c) resolutions of the Trustees of the Trust dated July 18, 2001 adopted by unanimous written consent, authorizing the establishment of the Fund and the issuance of the Shares; and
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     (d)  a certificate of an officer of the Trust as to certain factual matters relevant to this opinion.

     Our opinion below is limited to the federal law of the United States of America and the business trust law of the State of Delaware. We are not licensed to practice law in the State of Delaware, and we have based our opinion below solely on our review of Chapter 38 of Title 12 of the Delaware Code and the case law interpreting such Chapter as reported in Delaware Code Annotated. We have not undertaken a review of other Delaware law or of any administrative or court decisions in connection with rendering this opinion. We disclaim any opinion as to any law other than that of the United States of America and the business trust law of the State of Delaware as described above, and we disclaim any opinion as to any statute, rule, regulation, ordinance, order or other promulgation of any regional or local governmental authority.

     Based on the foregoing and our examination of such questions of law as we have deemed necessary and appropriate for the purpose of this opinion, and assuming that (i) all of the Shares will be issued and sold for cash at the per-share public offering price on the date of their issuance in accordance with statements in the Fund's Prospectus included in the Post-Effective Amendment and in accordance with the Agreement and Declaration of Trust, (ii) all consideration for the Shares will be actually received by the Fund, and (iii) all applicable securities laws will be complied with, it is our opinion that, when issued and sold by the Fund, the Shares will be legally issued, fully paid and nonassessable.

     This opinion is rendered to you in connection with the filing of the Post-Effective Amendment and is solely for your benefit. This opinion may not be relied upon by you for any other purpose or relied upon by any other person, firm, corporation or other entity for any purpose, without our prior written consent. We disclaim any obligation to advise you of any developments in areas covered by this opinion that occur after the date of this opinion.
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     We hereby  consent to (i) the reference to our firm as legal counsel to the
Trust in the Statement of Additional  Information included in the Post-Effective
Amendment;   and  (ii)  the  filing  of  this  opinion  as  an  exhibit  to  the
Post-Effective Amendment.

                                      Very truly yours,

                                      /s/ PAUL, HASTINGS, JANOFSKY & WALKER, LLP